Exhibit 99.1

FOR IMMEDIATE RELEASE

Thomas Group Announces Third Quarter 2009 Results

And Earnings Conference Call

Irving, Texas — November 9, 2009 — Thomas Group, Inc. (NasdaqGM: TGIS), a leading operations and process improvement firm, today announced a net loss of $1.0 million, or negative $0.10 per diluted share, for the third quarter of 2009 on revenues of $2.1 million, compared to net loss of $2.3 million, or negative $0.21 per diluted share, on revenues of $3.8 million for the third quarter of 2008. For the first nine months of 2009, net loss was $3.6 million, or negative $0.34 per diluted share, compared to the first nine months of 2008 net loss of $3.8 million, or negative $0.35 per diluted share.

Earle Steinberg, President and Chief Executive Officer stated, “As demonstrated by the decline in our net loss compared to the same quarter last year despite substantially lower revenue, we continue to work diligently to reduce costs and improve our efficiency in delivering our services to our clients. As reported in previous quarters, we continue to experience delays in gaining client approvals for our proposals. We have made significant strides in developing new and meaningful business opportunities. In September we closed more new business than in recent months, however we have yet to be able to sustain a growing volume of business over successive months and quarters.  Despite this, our entire team is dedicated to maximizing our results over the next few quarters as permitted by the overall economy.”

As of the end of the third quarter our cash balance was $6.5 million, or $0.60 per share. We continue to believe that this liquidity, combined with our on-going cost reduction efforts, provides us the opportunity to return to profitability in the future.”

Third Quarter 2009 Financial Performance

Revenue

Revenue for the third quarter of 2009 was $2.1 million, compared to $3.8 million in the third quarter of 2008. Consulting revenue from US government clients, represented by our Government practice, was $0.5 million, or 23% of revenue, in the third quarter of 2009, compared to $0.7 million, or 18% of revenue, in the third quarter of 2008. Consulting revenue from commercial clients, represented by our Aerospace and Defense, Healthcare, Transportation and Logistics, and European practices, was $1.3 million, or 62% of revenue, in the third quarter of 2009, compared to $2.7 million, or 71% of revenue, in the third quarter of 2008. Reimbursement of expenses was $0.3 million, or 15% of revenue in the third quarter of 2009, compared to $0.4 million, or 11% of revenue in the third quarter of 2008.

Revenue for the first nine months of 2009 was $8.0 million, compared to $21.6 million in the first nine months of 2008. Consulting revenue from US government clients was $1.9 million, or 24% of revenue, in the first nine months of 2009, compared to $12.1 million, or 56% of revenue, in the first nine months of 2008. Consulting revenue from commercial clients was $5.1 million, or 63% of revenue, in the first nine months of 2009, compared to $8.2 million, or 38% of revenue, in the first nine months of 2008. Reimbursement of expenses was $1.1 million, or 13% of revenue, in the first nine months of 2009, compared to $1.3 million, or 6% of revenue, in the first nine months of 2008.

Gross Margins

Gross profit margins for the third quarter of 2009 were 34%, compared to 29% for the third quarter of 2008. Gross profit margins for the first nine months of 2009 were 38%, compared to 42% for the first nine months of 2008. The increase in the quarterly gross margin is mainly related to a decrease in payroll and travel related expenses in the third quarter of 2009. Decrease in the year-to-date gross margins is related to a lower level of revenue in 2009 and to a higher concentration of higher margin client engagements in early 2008.

Selling, General & Administrative Expenses (SG&A)

SG&A costs for the third quarter of 2009 were $2.6 million, compared to $4.4 million in the third quarter of 2008. The $1.8 million decrease is related primarily to a $0.2 million decrease in stock-based compensation during the third quarter of 2009, a $0.6 million decrease in sales commissions and accrued executive bonus, a $0.5 million decrease in payroll costs due to the decline in the number of consultants employed, a $0.1 million decrease in travel related costs, and a $0.4 million decrease in other costs due to a decline in activity as compared to the same period in 2008.

SG&A costs for the first nine months of 2009 were $9.1 million compared to $14.9 million in the first nine months of 2008. The $5.8 million decrease is related primarily to a $1.7 million decrease in payroll costs due to the decline in the number of consultants employed, a $0.4 million decrease in severance costs related to the reduction in our labor force during the second quarter of 2008, a $0.8 million decrease in stock-based compensation, a $1.3 million decrease in sales commissions and accrued executive bonus, a $0.2 million decrease in travel related costs, a $0.3 million decrease in recruiting costs, a $0.2 million decrease in bad debt expense, a $0.2 million decrease in outside consultants used due to the decline in activity, a $0.2 million decrease in rental costs, a $0.1 million decrease in general insurance costs, and a $0.4 million decline in other costs due to a decrease in activity and the number of consultants employed as compared to prior year.

Other Income

Other income for the third quarter included the collection of a $0.2 million bad debt written off in 2008. We also received credits for audit adjustments on insurance premiums of $0.1 million.

Working Capital and Cash Flow

Working capital decreased from $13.2 million at December 31, 2008 to $9.4 million at September 30, 2009, due primarily to our operating loss for the first nine months of 2009.

For the first nine months of 2009, the net change in cash was a net decrease of $1.9 million, compared to a net decrease of $1.2 million for the first nine months of 2008. For the first nine months of 2009, net cash used in operating activities was $1.7 million, compared to $1.0 million provided by operating activities for the first nine months of 2008.This decrease is due primarily to our net loss for the first nine months of the year offset by the receipt of income tax refund in the second quarter of 2009. There was no cash used for investing activities in the first nine months of 2009 compared to $0.1 million in the first nine months of 2008, which consisted of computer and software purchases. Cash used for financing activities for the first nine months of 2009 was $0.2 million consisting primarily of stock repurchases compared to $2.1 million in the first nine months of 2008, related to the $1.2 million payment of dividends, the $0.8 million purchase of stock under our stock repurchase plan, and the $0.2 million net tax effect of stock issuances.

Despite the loss during the first nine months of 2009, we continue to have a relatively strong balance sheet and no long-term debt. We received $2.7 million in Federal income tax refunds during the second quarter of 2009. At the present time, we estimate that our working capital will be sufficient to fund our operations until we are able to return to profitability. We continue to assess this situation on an on-going basis. During the first quarter of 2008, we established a written plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, which provides for the purchase of our common stock in support of our announced share repurchase program. After a waiting period, repurchases commenced on April 7, 2008. During the third quarter of 2009, we repurchased 48,294 shares for a total of $41,102.21, or an average of $0.85 per share including commissions and fees.

As of September 30, 2009, we had repurchased 676,900 shares for a total of $1,127,616, or $1.67 per share including commissions and fees. A total of 128,550 shares remain available for repurchase under the authority previously provided by our Board of Directors. We are continuing to purchase shares in the fourth quarter of 2009.

Operations and Business Development

As we previously announced, during March and April of 2008, two of our multi-year contracts with the U.S. Navy expired. These contracts accounted for approximately 85% of our revenue in 2007. Our revenue for 2009 decreased significantly as compared to 2008, due in large part to these contract expirations.

In response to the loss of these contracts, in early 2008 we put in place a plan to return to profitability and growth. This included an immediate reduction of staff as well as on-going efforts to significantly reduce expenses in order to minimize losses and to make it easier to return to profitability. However, in reducing expenses, we have attempted to balance the need for reduced costs with the need to be able to develop new product offerings, as well as to maintain the ability to add new clients as the result of our continuing business development efforts.

In addition to previously announced efforts, we continue to seek additional ways to reduce costs. As of September 30, 2009, we had 23 consultants on furlough. These furloughed consultants will be offered the opportunity to return to the payroll if and when we develop client engagements that require their individual skill sets. We now employ a “variable cost model” for staffing consulting projects which enables us to minimize our “bench costs”. In addition to these reductions in payroll costs, we have aggressively worked to reduce other costs wherever possible.

Despite our best efforts to reduce costs and control expenses, we expect to continue to operate at a loss until we are able to develop client engagements sufficient to generate revenue to allow us to break even.

Earnings Conference Call

We would like to invite you to participate in a conference call with our senior management to discuss the earnings for the third quarter of 2009.

Tuesday, Nov 10, 2009

10:00 a.m. CT, 11:00 a.m. ET

To participate in the conference call, please call 800-247-5110 from the U.S. or 334-323-7224 from outside the US. The PASSCODE is: 542459.  Although interactive participation in the call will be limited to investment professionals, any interested party may listen to a live broadcast of the call via the internet by logging on to:

http://www.investorcalendar.com/IC/CEPage.asp?ID=150941

Interested persons are encouraged to log on to the website approximately 15 minutes prior to the designated start time in case they need to download any software. Webcast replay is available until November 10, 2010. Approximately one hour after the earnings conference call, a playback of the conference call will be available for sixty days. To listen to the call, U.S. callers may call 877-919-4059 and international callers may call 334-323-7226. The Conference Call Replay Pass Code is 93298766. Playback options: press 1 to begin; 4 to rewind 30 seconds; 5 to pause; 6 to fast forward 30 seconds; 0 for instructions; 9 to exit.

Contact:	Earle Steinberg, President and Chief Executive Officer
972.869.3400
esteinberg@thomasgroup.com
http://www.thomasgroup.com

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About Thomas Group

Thomas Group, Inc. (NasdaqGM: TGIS) is an international, publicly-traded professional services firm specializing in operational improvements. Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability. Known for Breakthrough Process Performance, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise. Thomas Group has offices in Dallas and Detroit. For more information, please visit www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Any statements in this release that are not strictly historical statements, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including general economic and business conditions that may impact clients and our revenues, timing and awarding of customer contracts, revenue recognition, competition and cost factors as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2008. These forward-looking statements may be identified by words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “could,” “should,” “may,” “would,” “continue,” “forecast,” and other similar expressions. These forward-looking statements speak only as of the date of this release. Except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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THOMAS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Consulting revenue before reimbursements	$1,783	$3,392	$6,939	$20,313
Reimbursements	315	440	1,067	1,334
Total revenue	2,098	3,832	8,006	21,647
Cost of sales before reimbursable expenses	1,071	2,298	3,898	11,246
Reimbursable expenses	315	440	1,067	1,334
Total cost of sales	1,386	2,738	4,965	12,580
Gross profit	712	1,094	3,041	9,067
Selling, general and administrative expenses	2,595	4,365	9,107	14,892
Operating income	(1,883)	(3,271)	(6,066)	(5,825)
Interest income, net	—	56	6	258
Other income	302	—	329	—
Income (loss) from operations before income taxes	(1,581)	(3,215)	(5,731)	(5,567)
Income taxes	(557)	(930)	(2,128)	(1,755)
Net income (loss)	$(1,024)	$(2,285)	$(3,603)	$(3,812)

Earnings per share:
Basic:	$(0.10)	$(0.21)	$(0.34)	$(0.35)
Diluted:	$(0.10)	$(0.21)	$(0.34)	$(0.35)

Weighted average shares:
Basic	10,614	10,973	10,653	11,040
Diluted	10,614	10,973	10,653	11,040

More -

THOMAS GROUP, INC.

Selected Consolidated Financial Data

(Amounts stated in thousands)

Selected Geographical Revenue Data

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue:
North America	$1,538	$2,852	$5,309	$19,136
South America	—	—	17	—
Europe	560	980	2,680	2,511
Total revenue	$2,098	$3,832	$8,006	$21,647

Selected Balance Sheet Data

(Unaudited)

	September 30, 2009	December 31, 2008

Cash	$6,460	$8,349
Trade accounts receivables	1,240	1,432
Income tax receivable, net	2,102	3,650
Total current assets	10,591	14,912
Total assets	12,900	17,154
Total current liabilities	1,176	1,701
Total liabilities	1,327	1,903
Total stockholders’ equity	$11,573	$15,251

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